EXHIBIT 2.1

AIA Document G701-2001	Owner☒
Change Order	Architect☒
Contractor☒
Field☒
Other☐

PROJECT (Name and address)	CHANGE ORDER NUMBER:	002
HARD ROCK HOTEL & CASINO
777 BEACH BOULEVARD	DATE:	March 3, 2005
BILOXI, MS 39530

TO CONTRACTOR (Name and address)	ARCHITECT’S PROJECT NC	23020
ROY ANDERSON CORP	CONTRACT DATE:	December 24, 2003
PO BOX 2	CONTRACT FOR	Hard Rock Construction
GULFPORT, MS 39502

THE CONTRACT IS CHANGED AS FOLLOWS

1 Spa Support Structure - Modified existing structure to support Spa Equipment	82,233

2 Waveload Impact	549,091

3 Revised Porte Cochere Steel Structure	422,753

4 EIFS Union Requirement	278,525

5 Additional Painting and Finishes Requirement	847,279

6 Added Water Surface and Spa At Pool Club Area	44,400

7 Exterior Cladding for Porta Cochere - EIFS and Metal Panels	481,493

8 Additional Soft Flooring requirement	150,593

9 Modified Structural Steel @ Loading Dock Area to Allow for Truck Clearance	115,896

10 Brace Frames Modification	34,501

11 Foam block for Raised Seating @ HRL	62,610

12 Guitar Sign Foundation	83,387
Total	3,152,761

The Original Contract Sum Was	$81,957,183
The Net Change By Previously Authorized Change Orders	$3,640,933
The Contract Sum Prior To This Change Order Was	$85,598,116
The Contract Sum Will Be Increased By This Changer Order in the Amount of	$3,152,761
The New Contract Sum lncluding This Change Order Will Be	$88,750,877

The Contract Time will be increased by Thirty (30) Days
The date of Substantial Completion as of the date of this Change Order therefore is	8/23/2005

NOTE: This Change Order does not include changes in the Contract Sum, Contract Time or Guaranteed Maximum Price Which have been authorized by Construction Change Directive until the cost and time have been agreed upon by both the Owner and Contractor, in which case a Change Order is executed to supersede the Construction Change Directive

NOT VALID UNTIL SIGNED BY THE ARCHITECT, CONTRACTOR AND OWNER

Paul Steelman Design Group	Roy Anderson Corp	Premier Entertainment Biloxi LLC (Premier)
ARCHITECT (Firm Name)	CONTRACTOR (Firm Name)	OWNER (Firm Name)
Premier Finance Biloxi Corp (PFC)
3330 W Desert Inn Road	P.O. Box 2	P.O. Box 268
Las Vegas, NV 89102	Gulfport, MS 39502	Biloxi, MS 39533-0268
ADDRESS	ADDRESS	ADDRESS

/s/ Robert Murphy	/s/ Meng Chai	/s/ Joe Billhimer
BY (Signature)	BY (Signature)	BY (Signature)
For Premier and PFC
Robert Murphy	Meng Chai	Joe Billhimer
(Type Name)	(Type Name)	(Type Name)

03/30/05	3/3/05	3/30/05
DATE:	DATE:	DATE:

AIA Document G701 - 2001. Copyright 1978 and 2001 by The American Institute of Architects.  All rights reserved.  Warning: This AIA Document is protected by the U.S. Copyright Law and International Treaties.  Unauthorized reproduction or distribution of this AIA Document, or any Portion of it, may result in severe civil and criminal penalties and will be prosecuted to the maximum extent possible under the law.  This document was produced by AIA software under Order No 1000097216_1 which expires on 2/8/2005, and is not for resale.